Exhibit 99.2

Excerpts from the Preliminary Offering Circular dated April 22, 2020

Recent Developments

Developments Relating to Our Operations and the Impact of COVID-19

Impact of COVID-19 on Our Business and Related Risks

The COVID-19 pandemic has adversely affected global economies, financial markets and the overall environment for our business, and the extent to which it may impact our future results of operations and overall financial performance remains uncertain.

In response to the COVID-19 pandemic, we are principally focused on the safety and well-being of our employees, clients and everyone we serve, while simultaneously taking timely, proactive actions to adapt to the current environment while remaining fully prepared to perform strongly in the recovery. We believe that we are well-positioned to withstand the disruption to our business caused by COVID-19 as a result of our liquidity position, our flexible, low fixed-cost operating model, our diversified service offerings, geographic mix and client portfolio. While certain of our business sectors have been significantly impacted to date, we are working to resolve near-term disruptions and have seen increased demand to date in several business sectors. Review of the business by sector as follows:

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Education — While impacted by recent closures, a vast majority of accounts continue to operate on a limited basis (e.g., grab-and-go meals to fulfill the free and reduced program in schools). For those clients who closed early, we accelerated the standard end-of-semester summer wind down of those locations in an effort to manage our costs to appropriate levels.

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Sports, Leisure & Corrections — Sports & Entertainment has been impacted by the suspension of professional sports seasons and postponement of concerts and events. Leisure has seen some impact related to national parks, but many sites remain open although traffic is down. Corrections has been relatively stable.

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Business & Industry — Office closures and remote working resulting from stay-at-home orders and similar government mandates or guidance have reduced catering and overall volumes, but we continue to serve essential businesses and geographies that still require service, including the manufacturing and pharmaceutical industries.

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Facilities & Other — Although this sector has experienced some slow-down resulting from facility closures, we are providing more frequent and comprehensive services at a number of locations that require enhanced sanitization and deep cleaning, enabling a safer environment for existing and returning employees.

•	Healthcare — We are working closely with clients to meet their heightened needs in anticipation of a possible surge in demand in the sector.

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International — We operate in diverse verticals across 18 countries, with the largest presence in Canada, Chile, China, Germany, Ireland and the United Kingdom. Our business in China, which is primarily weighted towards Healthcare, has recovered and been awarded new contracts.

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Uniforms — This business serves a range of clients where the employees generally must be on-site, but typically do not require close congregation. Operations continue for essential businesses with an increased focus on hygenic products and services. We recently began redeploying production lines in order to manufacture essential personal protective equipment (PPE) for hospital employees and others serving in critical roles across the United States.

At this stage, it is too early to determine the full impact of COVID-19 on our operating results. In all business segments, we are leveraging our flexible operating model to execute cost mitigation plans while continuing to support our clients. We have implemented several cost saving initiatives, including renegotiations of client contracts, salary and other compensation adjustments for the senior leadership team, the board of directors and certain managers, and reductions to general corporate expenses. As a result, we believe that, in general, during the period we are impacted by COVID-19, revenue declines will result in a corresponding decline in operating income or “drop through” of approximately 15%-20%.

While the full impact of COVID-19 on our long-term liquidity remains uncertain, we currently believe that our cash and cash equivalents will be adequate to meet anticipated cash requirements for an extended period. We have fully drawn our revolving credit facility and, as of March 27, 2020, we had cash and cash equivalents of over $1.2 billion. We have no significant debt maturities due until 2023 and, through the implementation of the recent credit agreement amendment noted below, believe we have sufficient flexibility with respect to our credit facility covenants to manage through any COVID-19 impact. We also believe we have flexibility to optimize working capital and defer capital expenditures as appropriate without compromising the business. We cannot assure you that our assumptions used to estimate our liquidity and working capital requirements will be correct because the current environment is unprecedented and as a consequence, our ability to be predictive is uncertain.

The COVID-19 pandemic has disrupted and is expected to continue to disrupt our business, depending on the prolonged period of the COVID-19 pandemic, which has and could continue to materially affect our operating results, cash flows and/or financial condition for an extended period of time. The scale and scope of the COVID-19 pandemic may heighten the potential adverse effects on our business, operating results, cash flows and/or financial condition described in certain of the risk factors contained in our Annual Report on Form 10-K and incorporated by reference into the offering circular. In addition, the COVID-19 pandemic has, in some cases, and may continue to adversely impact our business and financial condition in specific ways, including its impact on:

•	overall economic conditions, which have and will likely continue to be adversely impacted by the COVID-19 pandemic and related global shutdowns;

•	our ability to maintain sufficient qualified personnel due to employee illness, quarantine, worker absenteeism or other social-distancing, travel or other restrictions;

•	the financial health of our clients and consumers and their demand and ability to pay for certain of our services;

•	our ability to obtain new business, expand or otherwise execute on strategic plans;

•	our ability to restart operations in an effective manner after COVID-19 related shut-downs;

•	our ability to comply with new legal or regulatory requirements enacted in connection with the COVID-19 pandemic in a cost-effective manner;

•	our ability to continue to affect our cost savings initiatives and achieve synergies from the Avendra and Ameripride acquisitions;

•	partial or full closure of client premises over an unknown period time resulting in non-provision of services to the client and reduced or no revenue generation in those units;

•	postponement of large events leading to postponement of revenue and a decrease in our margin;

•	the willingness of end customers to go to the facilities where we operate during the pandemic or for some period thereafter;

•	our ability to maintain a safe and cost-effective supply chain as COVID-19 may continue to adversely affect our suppliers; and

•	ability to service our indebtedness.

The duration and extent of the impact from the COVID-19 pandemic depends on future developments that cannot be accurately predicted at this time, such as the severity and transmission rate of the virus, the extent and effectiveness of governmental responses and other containment actions and the impact of these and other factors on our employees, clients, customers, suppliers and partners. Such impact on our business, operating results, cash flows and/or financial condition is anticipated to be material.

Developments Relating to Senior Secured Credit Facilities

January 2020 Refinancing Transactions

On January 15, 2020, we entered into Incremental Amendment No. 8 (“Incremental Amendment No. 8”) with the lenders under our existing credit agreement, pursuant to which we incurred new U.S. Dollar denominated term loans in an aggregate principal amount of approximately $900,000,000, due in January 2027 (the “U.S. Term B-4 Loans”). The proceeds of the U.S. Term B-4 Loans, together with cash on hand, were used to redeem all of the outstanding $900 million aggregate principal amount of our outstanding 5.125% Senior Notes due 2024 (the “2024 Notes”) and to pay fees and expenses. See “Description of Other Indebtedness—Senior Secured Credit Facilities” in the offering circular.

April 2020 Amendment

Substantially concurrent with the notes offering, we intend to enter into Amendment No. 9 (“Amendment No. 9”) with certain lenders under our existing credit agreement. Amendment No. 9 will suspend Aramark’s senior secured debt covenant under the credit agreement for four fiscal quarters, commencing with the fourth quarter of fiscal 2020 through the third quarter of fiscal 2021, subject to, among other things, ongoing compliance with a minimum liquidity condition of $400 million and restrictions on making certain restricted payments and investments in unrestricted subsidiaries, in each case, as set forth in Amendment No. 9. For the first three quarters following the third quarter of fiscal 2021, the senior secured debt covenant will be calculated utilizing the Covenant Adjusted EBITDA of such quarters and historical Covenant Adjusted EBITDA of certain quarters of fiscal 2019 and fiscal 2020 in a manner specified in Amendment No. 9.

The offering circular refers to (i) the borrowings under Incremental Amendment No. 8 and the application of the net proceeds, together with cash on hand, to redeem the outstanding 2024 Notes, (ii) the borrowings under our revolving credit facility drawn upon subsequent to December 27, 2019, (iii) the notes offering, (iv) Amendment No. 9 and (v) the payment of fees and expenses related to the foregoing, as the “Transactions.”

Preliminary Estimated Fiscal 2020 Second Quarter Financial Results

Our fiscal 2020 second quarter financial results are not yet finalized. The following information reflects management’s current estimates.

For the fiscal 2020 second quarter, we currently estimate our organic revenue (GAAP revenue adjusted to reflect the elimination of currency translation and material acquisitions and divestitures) to be approximately $3.8 billion, our LTM Covenant Adjusted EBITDA to be between $1,585 million and $1,595 million and our Adjusted Operating Income to be between $157 million and $167 million. We currently estimate that COVID-19 had an impact on our organic revenue for the fiscal 2020 second quarter of approximately $325 million with a corresponding AOI decline of approximately $70 million related to COVID-19.

We are determining potential benefits under the CARES Act that was signed into law on the last day of our fiscal 2020 second quarter. Final results may differ based on this determination.

We continue to conduct impairment testing as of the end of the second quarter of fiscal 2020 related to the carrying value of certain assets, including the goodwill of a reporting unit in our FSS International segment for which goodwill was tested using the quantitative approach at the end of fiscal 2019. While such testing has not been completed, as a result of adjustments to the assumptions and methodologies utilized we currently expect to record a non-cash impairment charge related to this reporting unit in our results for the second quarter, with the amount of such impairment charge expected to be in a range of $100 million to $200 million. This non-cash charge would not impact the preliminary estimates of Covenant Adjusted EBITDA or Adjusted Operating Income presented above.

Covenant Adjusted EBITDA and Adjusted Operating Income are non-GAAP measures and are defined and reconciled to GAAP measures below.

The estimated fiscal 2020 second quarter results and liquidity are preliminary, unaudited and subject to completion, reflect management’s current views and may change as a result of management’s review of results and other factors, including a wide variety of significant business, economic and competitive risks and uncertainties, including the impact of COVID-19. Such preliminary results for the fiscal 2020 second quarter are subject to the finalization and closing of our accounting books and records (which have yet to be performed), and should not be viewed as a substitute for full quarterly financial statements prepared in accordance with accounting principles generally accepted in the U.S. We caution you that the estimated fiscal 2020 second quarter estimates are not guarantees of future performance or outcomes and that actual results may differ materially from those described above. Factors that could cause actual results to differ from those described above are set forth in “Risk Factors” and “Forward-Looking Statements” in the offering circular. We assume no obligation to update any forward-looking statement as a result of new information, future events or other factors. You should read this information together with the financial statements and the related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” for prior periods incorporated by reference into the offering circular. Neither our independent registered public accounting firm nor any other independent registered public accounting firm has audited, reviewed or compiled, examined or performed any procedures with respect to the preliminary results, nor have they expressed any opinion or any other form of assurance on the preliminary results.

Covenant Adjusted EBITDA represents net income attributable to Aramark stockholders adjusted for interest and other financing costs, net; provision (benefit) for income taxes; depreciation and amortization; unusual COVID-19 related losses and certain other items as defined in our debt agreements required in calculating covenant ratios and debt compliance. Adjusted Operating Income represents operating income adjusted to eliminate the change in amortization of acquisition-related intangible assets; the impact of the change in fair value related to certain gasoline and diesel agreements; severance and other charges; the effect of divestitures (including the gain on the sale); merger and integration related charges; asset impairments, tax reform related employee reinvestments and other items impacting comparability. A reconciliation of Covenant Adjusted EBITDA and, Adjusted Operating Income for the periods presented above to financial measures calculated according to GAAP is set forth below:

Reconciliation to Non-GAAP Measures

	Three Months Ended 3/27/2020
	Preliminary
	Low Range	High Range
Consolidated Revenue (as reported)	$3,731,559	$3,731,559
Effect of Currency Translation	50,693	50,693

Adjusted Revenue (Organic)	$3,782,252	$3,782,252

Operating Income/(Loss) Range (as reported)	$(106,076)	$3,924
Amortization of Acquisition-Related Intangible Assets	29,125	29,125
Severance and Other Charges	6,894	6,894
Merger and Integration Related Charges	7,302	7,302
Goodwill Impairment	200,000	100,000
Tax Reform Related Employee Reinvestments	—	—
Gains, Losses and Settlements impacting comparability	19,838	19,838

Adjusted Operating Income	$157,083	$167,083

	Preliminary LTM
	3/27/2020 Low Range	3/27/2020 High Range
Net Income Attributable to Aramark Stockholders (as reported)	$108.8	$216.2
Interest and other financing costs, net	347.2	347.2
(Benefit)/Provision for income taxes	86.8	89.4
Depreciation and amortization	589.9	589.9
Share-based compensation expense	26.3	26.3
Pro forma EBITDA for equity method investees	6.7	6.7
Pro forma EBITDA for certain transactions	15.7	15.7
Seamless North America, LLC EBITDA	—	—
Other	404.0	304.0

Covenant Adjusted EBITDA	$1,585.4	$1,595.3